Exhibit 99.1

LMI Aerospace, Inc. Announces New Addition to Executive Team
Jennifer Alfaro Joins LMI Aerospace as Chief Human Resources Officer

St. Louis, January 16, 2015 - LMI Aerospace, Inc. (Nasdaq:LMIA), a leading aerostructures and engineering services provider to the commercial, business and regional, and military aerospace, announced today that Jennifer Alfaro will join the company as its Chief Human Resources Officer, effective February 2, 2015.
“I am thrilled to announce the addition of Jennifer to our leadership team,” said Dan Korte, Chief Executive Officer of LMI. “Her superb experience in organizational design, succession planning and employee development across multiple industries, including aerospace, is an excellent fit for LMI.”
Alfaro joins LMI Aerospace to fill the vacancy left in October by the departure of prior Vice President of Human Resources & Organizational Development. She will be responsible for all Human Resources initiatives throughout the Company.
Alfaro most recently worked for the Aerospace Solutions Division of KLX Inc., as the Vice President, Human Resources. She brings over 22 years of Human Resources experience, including 11 years in the aerospace industry from Goodrich Corporation (now part of United Technologies) in various human resource positions.
“I am excited to join a company that is a leader in the aerostructures and engineering services industry,” said Alfaro. “I look forward to working with Dan and the entire executive team as they continue their drive to integrate operations across the company.”

About LMI Aerospace

LMI Aerospace, Inc. (Nasdaq: LMIA), is a leading supplier of aerostructures, engineering services, and structural testing to the commercial, business and regional, and military aerospace markets. For more than 65 years, LMI has provided solutions to its customers’ most challenging problems across the entire aerospace industry. From manufacturing more than 40,000 products for integration into a variety of aircraft platforms to supporting aircraft product lifecycles and fleet support via complete turnkey engineering capabilities, LMI offers complete, integrated solutions in aerostructures, engineering and program management services. With “A Higher Level of Performance,” LMI ensures every customer interaction and touch point is met with a commitment to deliver the highest-quality products, best customer service and the most outstanding value in the industry. Based in St. Louis, LMI has operations in 27 locations across the U.S. as well as internationally in England, Australia, Mexico and Sri Lanka. For more information go to www.lmiaerospace.com.

Media Contact:
Deb Guse
816-423-5603